                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                          INSTINET GROUP INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                          INSTINET GROUP INCORPORATED
                                 3 TIMES SQUARE
                               NEW YORK, NY 10036

                                [INSTINET LOGO]

                                                                  April 17, 2002

Dear Stockholder:

     You are cordially invited to attend the 2002 Annual Meeting of Stockholders of Instinet Group Incorporated. We will hold the meeting on Tuesday, May 14, 2002 at 9:00 a.m., New York City time, at our offices located at 3 Times Square, New York, New York. We hope that you will be able to attend.

     Enclosed you will find a notice setting forth the business expected to come before the meeting, the Proxy Statement, a form of proxy and a copy of our 2001 Annual Report and our Annual Report on Form 10-K for the year ended December 31, 2001. At this year's meeting, the agenda includes the election of one class of directors and a proposal to ratify the appointment of our independent auditors. Our Board of Directors recommends that you vote FOR the election of directors and ratification of the appointment of our independent auditors.

     Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if it is mailed in the United States. Submitting the proxy before the Annual Meeting will not preclude you from voting in person at the Annual Meeting should you decide to attend.

      Sincerely,

                                                         /s/ Mark D. Nienstedt
  /s/ Andre F. H. Villeneuve                             Mark D. Nienstedt
  Andre F. H. Villeneuve                                 Acting President and Chief
  Chairman                                               Executive Officer, and Chief
                                                         Financial Officer

                          INSTINET GROUP INCORPORATED
                                 3 TIMES SQUARE
                               NEW YORK, NY 10036

                                [INSTINET LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                                                  April 17, 2002

Dear Stockholder:

     The 2002 Annual Meeting of Stockholders of Instinet Group Incorporated will be held on Tuesday, May 14, 2002 at our offices located at 3 Times Square, New York, New York. The doors will open at 8:30 a.m. and the meeting will begin at 9:00 a.m., New York City time. The meeting will address the following matters:

     1. Election of three directors to our Board of Directors for three-year terms;

     2. Ratification of the Board's selection of PricewaterhouseCoopers LLP as our independent auditors for the 2002 fiscal year;

     3. Transaction of other business as may properly come before the Annual Meeting.

     You may attend and vote at the meeting if you were an owner of record of our common stock at the close of business on March 20, 2002, the record date for the Annual Meeting. You may also attend and vote at the meeting if you are the authorized representative by proxy of a stockholder of record on that date. A list of stockholders entitled to vote will be available for inspection during ordinary business hours at our offices, 3 Times Square, New York, New York, from May 3, 2001 to the date of our Annual Meeting. The list will also be available for inspection at the Annual Meeting. Additional information regarding the matters to be acted on at the Annual Meeting can be found in the accompanying Proxy Statement.

     YOUR VOTE IS VERY IMPORTANT. PLEASE SUBMIT A PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

     Please refer to your proxy materials or the information forwarded by your broker, bank or other holder of record for instructions on how to submit your proxy or voting instructions to us.

                                                         /s/ Mark D. Nienstedt
                                                         Mark D. Nienstedt
  /s/ Andre F. H. Villeneuve                             Acting President and Chief
  Andre F. H. Villeneuve                                 Executive Officer, and Chief
  Chairman                                               Financial Officer

                                PROXY STATEMENT
                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Questions And Answers.......................................    2
Summary Of Business Matters To Be Voted On..................    4
General Information Concerning The Board Of Directors And
  Executive Officers........................................    5
Committees..................................................    7
Compensation Of Directors...................................    8
Security Ownership Of Directors, Nominees And Executive
  Officers..................................................    9
Report Of The Audit Committee...............................   11
Report Of The Compensation Committee........................   12
Compensation Of Executive Officers..........................   15
     I.   Summary Compensation Table........................   15
     II.  Option Grants In Last Fiscal Year.................   16
     III. Aggregated Option Exercises In Last Fiscal Year
      And Fiscal Year-End Option Values.....................   17
Employment Contracts And Separation Agreements..............   18
Reuters Retirement Plans....................................   19
Performance Graph...........................................   20
Section 16(a) Beneficial Ownership Reporting Compliance.....   20
Certain Business Relationships..............................   21
Appendix: Charter Of The Audit Committee Of The Board Of
  Directors.................................................   26

Unless otherwise indicated or the context otherwise requires, references to the "Corporation," "we," "us," and "our" means Instinet Group Incorporated and its subsidiaries.

                          INSTINET GROUP INCORPORATED
                                PROXY STATEMENT

YOUR VOTE IS VERY IMPORTANT

     Whether or not you plan to attend the Annual Meeting, please submit a proxy or voting instructions as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. The Board of Directors is soliciting proxies for the 2002 Annual Meeting of Stockholders of Instinet Group Incorporated to be held on May 14, 2002. We are mailing this Proxy Statement along with our Annual Report and Form 10-K, which includes our financial statements for the year 2001, and are making them available on our Internet website (www.instinet.com) on or about April 22, 2002. You may also obtain a copy of our Annual Report or Form 10-K without charge by writing to: Instinet Group Incorporated, 3 Times Square, New York, NY 10036, Attn: Investor Relations. Our Annual Report and Form 10-K are not proxy soliciting materials.

                             QUESTIONS AND ANSWERS

HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE ON THE MATTERS TO BE ADDRESSED?

     The Board recommends a vote FOR each of the Corporation's nominees for election as directors and FOR the ratification of PricewaterhouseCoopers LLP as independent auditors.

WHO IS ENTITLED TO VOTE?

     Owners of our common stock, par value $0.01 per share (the "Common Stock"), at the close of business on March 20, 2002 are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record and (2) through a broker, bank or other holder of record, where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote will be available at our offices located at 3 Times Square, New York, NY 10036 for 10 days prior to the meeting and at the meeting location during the meeting.

HOW DO I VOTE?

     Since many stockholders are unable to attend the meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which such instructions can be given, in addition to the traditional mailed voting instruction cards. Beneficial owners of shares held through a broker, bank or other nominee may submit voting instructions by telephone or via the Internet if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

HOW WILL MY PROXY VOTE MY SHARES?

     The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR each of the nominees for election as a director and FOR the ratification of the Board's selection of PricewaterhouseCoopers LLP as independent auditors and otherwise in accordance with the judgment of the person or persons voting the proxy on any other matter properly brought before the Annual Meeting.

HOW MANY SHARES CAN VOTE?

     On March 20, 2002, the record date, there were 11,083 stockholders of record, holding an aggregated 248,738,970 shares of Common Stock outstanding, each of which share is entitled to one vote for each matter to be voted on at the Annual Meeting. There were therefore a total of 248,738,970 eligible votes as of the record date. A quorum requires the presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting.

HOW MANY VOTES ARE NEEDED FOR MATTERS TO BE ADOPTED AT THE MEETING?

     The election of directors requires a plurality of the votes cast for the election of directors; accordingly, the three directorships to be filled at the Annual Meeting will be filled by the three nominees receiving the highest number of votes. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees; votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote. Other matters will be approved if they receive the affirmative vote of a majority of the votes constituting the quorum at the Annual Meeting. If a stockholder abstains from voting on a particular matter, or if a broker is not allowed under the rules of any national securities exchange of which it is a member to vote shares for which the beneficial owner has not given voting instructions, the effect will be the same as a vote "against" the matter.

WHO CAN ATTEND THE ANNUAL MEETING?

     All stockholders of record on March 20, 2002 can attend. In order to be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in "street name" (that is, through a broker, bank or other nominee) and would like to attend the Annual Meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of Common Stock as of the close of business on March 20, 2002, the record date for voting. Alternatively, in order to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the Annual Meeting.

WHO WILL COUNT THE VOTE? IS MY VOTE CONFIDENTIAL?

     Representatives of Mellon Investor Services will act as Inspectors of Election, supervise the voting, decide the validity of proxies, and receive and tabulate proxies. Proxy cards, ballots and voting tabulations that identify individual stockholders are mailed or returned directly to Mellon Investor Services and handled in a manner that protects the confidentiality of voting. Your vote will not be disclosed except as required by law.

CAN I REVOKE MY PROXY?

     Yes. You may revoke your proxy before it is voted by sending written notice to the Corporate Secretary, Legal Department, Instinet Group Incorporated, 3 Times Square, New York, NY 10036, that you are revoking your proxy; or by voting in person at the meeting.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING?

     Persons who submit a proxy or voting instructions need not vote at the Annual Meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the Annual Meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

     Although we do not know of any business to be conducted at the 2002 Annual Meeting other than the matters described in the Proxy Statement, the voting instructions you submit give authority to the proxy holders to vote on other matters, if they arise, in accordance with their best judgment.

WHEN ARE STOCKHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING DUE?

     Any stockholder who wishes to have a stockholder proposal included in the Corporation's proxy statement for the 2003 Annual Meeting must submit the proposal in writing to the Corporate Secretary, Legal

Department, Instinet Group Incorporated, 3 Times Square, New York, NY 10036, for receipt by December 11, 2002. A stockholder who wishes to introduce a proposal to be voted on at the Corporation's 2003 Annual Meeting must send advance written notice to the Corporate Secretary for receipt no earlier than January 25, 2003 and no later than February 24, 2003, and must provide the information specified by the Bylaws. Proposals must comply with all applicable rules and regulations of the Securities and Exchange Commission.

HOW ARE PROXIES SOLICITED?

     The Board of Directors is soliciting proxies for the Annual Meeting. We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Annual Meeting. We will reimburse brokers and other nominees for reasonable expenses incurred by them in mailing proxy materials to beneficial stockholders in accordance with applicable rules.

WHO ARE THE LARGEST PRINCIPAL STOCKHOLDERS?

     Based upon filings with the Securities and Exchange Commission, the Corporation is aware that as of December 31, 2001, the following chart indicates the beneficial owners of more than five percent of the outstanding Common Stock of the Corporation:

     Reuters Group PLC               83.3% Stockholder
     85 Fleet Street
     London EC4P 4AJ

                   SUMMARY OF BUSINESS MATTERS TO BE VOTED ON

ITEM 1.  ELECTION OF DIRECTORS.

     Our Board of Directors is divided into three classes, as nearly equal as possible, with each director serving a three-year term and one class being elected at each year's Annual Meeting. The Board of Directors proposes the election as directors of the three persons named below under "Nominees for Election to the Board of Directors for a Three-Year Term Expiring in 2005," to hold office for a term ending at the annual meeting of stockholders to be held in 2005. Each of the nominees is currently serving as a director of the Corporation. If any of the nominees becomes unavailable prior to the Annual Meeting to serve as a director, the proxy holders will, in their discretion, vote the shares for which they serve as proxy for another person nominated by the Board, unless the Board reduces the number of directors to be elected.

     The Board of Directors recommends that you vote FOR each of the nominees.

ITEM 2.  APPOINTMENT OF INDEPENDENT AUDITORS.

     The Audit Committee has nominated PricewaterhouseCoopers LLP to serve as Independent Auditors for the Corporation until the next Annual Meeting in 2003. PricewaterhouseCoopers LLP provided audit and other services during 2001 for fees totaling $4.5 million. This included the following fees:

          Audit Fees: $853,000 for the annual audit of the Corporation's consolidated financial statements and review of interim financial statements in the Corporation's Form 10-Q reports.

          All Other Fees: $3,668,000 for all other services, including $1,274,000 in fees related to our initial public offering in May 2001.

     In accordance with its Charter, the Audit Committee has reviewed with PricewaterhouseCoopers LLP whether the non-audit services provided by them are compatible with maintaining their independence. PricewaterhouseCoopers LLP also serves as independent auditors for Reuters Group PLC, which currently owns approximately 83.3% of our outstanding common stock. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will be available to respond to appropriate questions from stockholders.

     The Board of Directors recommends that you vote FOR ratification of the Board's selection of PricewaterhouseCoopers LLP as Independent Auditors for the Corporation.

     While stockholder ratification is not required for the selection of PricewaterhouseCoopers LLP, because the Board of Directors has the responsibility for the selection of the Corporation's independent auditors, the selection is being submitted for ratification at the Annual Meeting with a view toward soliciting the stockholders' opinion thereon, which opinion will be taken into consideration in future deliberations.

ITEM 3.  STOCKHOLDER PROPOSALS.

No Stockholder proposals have been submitted to the Corporation.

     The Board of Directors is not aware of any other business matters to be presented for action at the Annual Meeting. However, in the event that any other matter properly comes before the meeting, the stockholders present at the meeting will have an opportunity to vote on such matter and the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.

             GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS
                             AND EXECUTIVE OFFICERS

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS FOR A THREE-YEAR TERM EXPIRING IN 2005.

     The following are brief biographical sketches for each person nominated for election to the Board of Directors:

          DAVID J. GRIGSON. Mr. Grigson, age 47, has been Chief Financial Officer at Reuters Group PLC since August 2000. Prior to joining Reuters, he was employed at Emap plc from 1989 to 2000 where he was Group Finance Director and Chairman of Emap Digital. Mr. Grigson was previously employed at Saatchi & Saatchi from 1984 to 1989 and at Esso UK from 1980 to 1984. He began his professional career as an accountant with Spicer & Pegler.

          MARK D. NIENSTEDT. Mr. Nienstedt, age 52, is Acting President and Chief Executive Officer, and Chief Financial Officer of Instinet. Prior to April 2002, Mr. Nienstedt served as Executive Vice President and Chief Financial Officer. Mr. Nienstedt joined Instinet in 1985 as Financial Controller and became Senior Vice President and Chief Financial Officer in 1991. He then served as Chief Operating Officer for Instinet International Limited, based in London, from 1995 to 1999. Prior to joining Instinet, Mr. Nienstedt was a Financial Analyst at Martin Marietta Corporation, following six years with Deloitte & Touche in New York as a Certified Public Accountant.

          IAN STRACHAN. Mr. Strachan, age 58, has been a director of Reuters Group PLC since May 2000. Mr. Strachan served as Deputy Chairman of Invensys plc from 1999 to 2000 and from 1996 to 1999 was Chief Executive Officer and an Executive Director of BTR plc. From 1991 to 1995, Mr. Strachan was Deputy Chief Executive Officer of Rio Tinto plc (formerly RTZ plc). Mr. Strachan is a non-executive director of each of Transocean Sedco Forex Inc., Harsco Corporation and Johnson Matthey plc.

DIRECTORS CONTINUING IN OFFICE

     The following are brief biographical sketches for each of the remaining directors not eligible for election today with a term expiring in 2003.

          THOMAS H. GLOCER. Mr. Glocer, age 42, has been Chief Executive Officer of Reuters Group PLC since July 2001. Mr. Glocer is an Executive Director of Reuters Group PLC and was Chief Executive Officer of Reuters Information Division from January 2000 until January 2001. Prior to that time, Mr. Glocer served as President and Senior Company Officer of Reuters America starting in October 1998. Before joining Reuters Group PLC in 1993, he worked as a mergers and acquisitions attorney with Davis Polk & Wardwell. Mr. Glocer is also a director of the New York City Investment Fund and a member of the Madison Council of the Library of Congress and the Corporate Council of The Whitney Museum.

          ANDRE F. H. VILLENEUVE. Mr. Villeneuve, age 57, served as a director of Reuters Group PLC and non-executive Chairman of Instinet from 1989 until February 2000 when he resigned from the Reuters Group PLC board to become the full-time Chairman of Instinet. Mr. Villeneuve joined Reuters Group PLC in 1967 and subsequently became President of Reuters America in 1982, a director of Reuters Holdings PLC in 1988, and Managing Director of Reuters Asia in 1991. Mr. Villeneuve was responsible for various geographic divisions of Reuters Group PLC and as a director was responsible for strategic planning at Reuters Group PLC in 1998. He also is a director of United Technologies Corporation, CGNU, a U.K.-based insurance company, and Promethee, a French-based think-tank.

          JOHN C. BOGLE. Mr. Bogle, age 72, is President of the Bogle Financial Markets Research Center and Founder of The Vanguard Group. At Vanguard, he served as Chief Executive from 1974 until 1996, as Chairman of the Board until 1998, and as Senior Chairman until 1999. He has spent his entire career in the mutual fund industry, beginning in 1951 with Wellington Management Company. He is also author of three best-selling books on mutual funds and personal investing, and the recipient of numerous industry awards. Mr. Bogle serves as Chairman of the National Constitution Center and is also a director of Nekema.com, Inc.

     The following are brief biographical sketches for each of the remaining directors not eligible for election today with a term expiring in 2004.

          PETER J. JOB. Mr. Job, age 60, served as a director of Reuters Group PLC from 1989 through 2001. Mr. Job joined Reuters in 1963 and subsequently became Chief Executive Officer in 1991 and held that position until his retirement in July 2001. From 1996 to 1999, Mr. Job served at times as a non-executive director of Grand Metropolitan, Diageo PLC, GlaxoSmithKline plc, Schroders plc and TIBCO Software Inc. In 1999, Mr. Job became Chairman of the International Advisory Council of Nasdaq. Mr. Job has also been a director of Shell Transport and Trading Plc since August 2001 and a director of the Supervisory Board of Deutsche Bank AG since October 2001.

          JOHN KASICH. Mr. Kasich, age 49, has been a Managing Director in the Investment Banking Group at Lehman Brothers since January 2001, where he has responsibilities across a range of industry groups, including health care, power and utilities, technology, retail and financial institutions. Prior to joining Lehman Brothers, Mr. Kasich was a member of the U.S. House of Representatives, representing Ohio's 12th Congressional District, from 1983 to 2000, and served as Chairman of the House Budget Committee from 1995 to 2000. Prior to serving in the U.S. Congress, Mr. Kasich was an Ohio State Senator for four years. Mr. Kasich also currently serves as a director of Invacare Corporation and Worthington Industries, Inc., and is a contributor to the Fox News Channel.

          KAY KOPLOVITZ. Ms. Koplovitz, age 56, is a Principal in Koplovitz & Company, a media investment firm, and a board member of Angels4Equity, a managed fund. She also founded USA Networks, serving as Chairman and Chief Executive Officer from 1977 until 1998. She is presently the Chairman of Broadway Television Network and also serves on the boards of Miavita and Liz Claiborne. Among the non-profit boards on which she serves are the New York City Partnership, the Central Park Conservancy, the Museum of Television and Radio and the Tennis Hall of Fame.

     The Board met 7 times during 2001 with an average attendance of 90%. All incumbent directors attended more than 90% of the aggregate number of meetings of the Board and Committees on which he or she served.

EXECUTIVE OFFICERS

     The following are brief biographical sketches for each of our executive officers, other than Messrs. Villeneuve and Nienstedt who are profiled above.

     On April 9, 2002, Douglas Atkin resigned as President and Chief Executive Officer of the Corporation, a position he had held since 1998. Mr. Atkin resigned as director of the Corporation on that date as well. Also on April 9, 2002, Kenneth Marshall resigned as Executive Vice President and Chief Operating Officer of the Corporation, but continues to serve as Special Consultant to the Board until the end of 2002. The Board has appointed Mark Nienstedt to serve as Acting President and Chief Executive Officer and Jean-Marc Bouhelier to serve as Chief Operating Officer of Instinet.

          JEAN-MARC BOUHELIER. Mr. Bouhelier, age 37, is Executive Vice President and Chief Operating Officer of Instinet. Prior to April 2002, Mr. Bouhelier served as Executive Vice President - U.S. Institutional and Professional Business, Technology and Global Product Development and had been Chief Operating Officer for the global equities business since June 2000. From 1998 to 2000, he was Global Equity CTO at Merrill Lynch, and from 1996 to 1998 he was European Equity & Operations CTO at Merrill Lynch. From 1987 to 1996, Mr. Bouhelier worked at Banque Paribas Capital Markets as an executive for global business development and technology and was the Global Head of Development for Equities, Fixed Income and Global Operations from 1994 through 1996.

          PETER FENICHEL. Mr. Fenichel, age 50, has been Executive Vice President of Instinet and responsible for Instinet Fixed Income Markets since 1997. Prior to joining Instinet in 1997, Mr. Fenichel worked for six years at Barclays de Zoete Wedd, Limited in London as a Managing Director and a member of the Global Capital Markets Management Committee and Global Fixed Income Management, as President of BZW Securities Japan Limited in Tokyo and as BZW's director at the Tokyo Stock Exchange, the Tokyo International Financial Futures Exchange and the Osaka Securities Exchange. From 1989 to 1991, Mr. Fenichel was a Managing Director of Security Pacific Hoare Govett Ltd. He also previously held several senior positions at Bankers Trust Company in New York and Bankers Trust International Limited in London.

          PAUL A. MEROLLA. Mr. Merolla, age 54, has been Executive Vice President since June 2001 and General Counsel of Instinet since March 1999 and is responsible for our legal and compliance functions. Prior to joining Instinet, Mr. Merolla worked at Goldman Sachs from 1993 until 1999, serving as Vice President and Associate General Counsel. During a 10-year career at Drexel Burnham Lambert Incorporated, Mr. Merolla served as Deputy General Counsel and later as General Counsel with The Drexel Burnham Lambert Group Inc. and The DBL Liquidating Trust. He began his legal career as a litigation associate at Shearman & Sterling. Mr. Merolla serves as an officer and Executive Committee Member of the Securities Industry Association's Compliance and Legal Division.

          KENNETH K. MARSHALL. Mr. Marshall, age 60, is a Special Consultant to the Board of Instinet. Prior to April 2002, Mr. Marshall served as Executive Vice President and Chief Operating Officer of Instinet. Mr. Marshall joined Instinet in October 1998 as Executive Vice President and Chief Administrative Officer. Prior to that, Mr. Marshall served briefly in 1998 as Executive Vice President and Chief Administrative Officer of Reuters America Holdings Inc. Prior to that time he served as a Managing Director of the global internal audit department of Salomon Brothers from 1993 to 1995, and as Salomon Inc's Chief Administrative Officer and a member of its Management Board from 1995 to 1998. Before joining Salomon, Mr. Marshall was a senior partner of Coopers & Lybrand in New York, where he was Chairman of its Financial Services Industry Practice. Mr. Marshall, a former member of the board of directors of Depository Trust Clearing Corporation, now serves on that organization's International Operations and Planning Committee. He also serves on the Development Board of St. Thomas Aquinas School, an elementary school located in the Bronx, New York.

                                   COMMITTEES

The Board has established the following committees:

     The Audit Committee reports to our Board regarding the appointment of our independent public auditors, the scope and fees of prospective annual audits and the results thereof, compliance with our accounting and financial policies and management procedures and policies relative to the adequacy of our internal accounting controls, and internal audit and compliance matters. A copy of the Charter adopted by the Committee is included as an Appendix to this Proxy Statement. During 2001, the Committee held 6 meetings and Directors Ian Strachan, John Bogle, John Kasich and Kay Koplovitz have been members of the Committee since June 2001. The Board has determined that all Committee members are independent, in accordance with the listing standards of the Nasdaq National Market. Members of the Audit Committee are appointed by the Board of Directors and serve one-year terms.

     The Compensation Committee is responsible for determining, approving and reporting to the Board of Directors on all elements of compensation for our executive officers, including targeted total cash compensation and long-term equity-based incentives. During 2001, the Committee held 5 meetings, and Directors Ian Strachan, John Bogle and John Kasich have been members of the Committee since June 2001. Members of the Compensation Committee are appointed by the Board of Directors and serve one-year terms.

     The Nominating Committee makes recommendations to our Board of Directors regarding the appointment of directors, provides for successorship, and generally establishes procedures to evaluate the quality of the Board function. The Committee will consider nominees for directors recommended to it writing by a stockholder. During 2001, the Committee held 4 meetings, and Directors Peter Job, John Bogle, Thomas Glocer and Andre Villeneuve have been members of the Committee since June 2001. Members of the Nominating Committee are appointed by the Board of Directors and serve one-year terms.

                           COMPENSATION OF DIRECTORS

     Directors who are not our full-time employees and who are not employees of Reuters are paid an annual retainer fee in the amount of $50,000, together with a fee of $1,000 for attendance at each meeting of the board or a committee of the board (not to exceed two fees per day). A chairman of any committee of the board is paid an additional annual retainer fee of $10,000.

     Upon joining the Board of Directors, directors who are not our full-time employees and who are not employees of Reuters each also receive an initial, one-time grant of an option to purchase 25,000 shares of our common stock with a per share exercise price equal to the fair market value on the date of grant. This option will vest and become exercisable with respect to 1/60 of the shares underlying the option each month during the five-year period following its grant. Directors will also receive an annual grant of an option with respect to common stock with a present value of $50,000 (based on the fair market value on the date of grant). This annual grant of options will be made as of the date of the Annual Meeting and will be subject to the same terms and conditions applicable to the initial grant, except that these options will vest 100% on the first anniversary of the date of grant. The options will be granted to the directors pursuant to the Instinet 2000 Stock Option Plan. Following a termination of a director's service on the Board for any reason (including death or disability), that director will be permitted to exercise any vested and exercisable options for one year following such termination, and any unvested options will be cancelled.

     Mr. Strachan does not participate in the Instinet 2000 Stock Option Plan, but instead receives an annual grant of restricted stock units ("RSUs") with a value of $50,000 at grant, based on the fair market value of Instinet shares at the time of grant. With respect to the initial annual grant, the award was based on the fair market value prior to the public offering, and such award vested into actual Instinet shares on September 5, 2001. Mr. Strachan also received a grant of RSUs with a value of $50,000 on September 5, 2001 which will vest on September 5, 2002, provided that he continues to provide service on the board until the applicable vesting date. Each subsequent grant is made as of the date of the Annual Meeting and is based on the fair market value on the date of grant and vests twelve months from the date of grant. The vesting of each annual grant into actual Instinet shares is subject to Mr. Strachan's continued service on the board until the applicable vesting date.

     Directors who are our full-time employees or employees of Reuters do not receive any fees for their services on the board or a committee thereof. We reimburse all directors for their out-of-pocket expenses in connection with their services on the board or a committee thereof.

        SECURITY OWNERSHIP OF DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

     The following tables show, as of February 15, 2002, the Instinet equity securities and the Reuters equity securities beneficially owned by each current director, each nominee for election to the Board of Directors, each of the six named executive officers as defined in the Summary Compensation Table on page 15, and all of the directors and executive officers as a group. As of February 15, 2002, each of the directors and executive officers beneficially owned or had the right to acquire beneficial ownership of less than 1% of the Corporation's Common Stock. The directors and executive officers as a group beneficially owned or had the right to acquire beneficial ownership of less than 1% of the Common Stock.

     Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, and generally includes voting or investment power with respect to securities. Shares of Common Stock that a person has the right to acquire within 60 days of February 15, 2002, are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person.

     Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise indicated, the address of the beneficial owners is c/o 3 Times Square, New York, New York 10036.

INSTINET SHARE OWNERSHIP

                                                          NUMBER OF
                                                       INSTINET SHARES
NAME AND ADDRESS OF                                     BENEFICIALLY     PERCENTAGE OF INSTINET
BENEFICIAL OWNER                                         OWNED(1)(2)          COMMON STOCK
-------------------                                    ---------------   ----------------------
Reuters Group PLC....................................    206,900,000              83.3%
85 Fleet Street
London EC4P 4AJ
Douglas M. Atkin(3)..................................        376,891                 *
Mark D. Nienstedt....................................        141,728                 *
Kenneth K. Marshall..................................        144,228                 *
Jean-Marc Bouhelier..................................         56,218                 *
Andre F.H. Villeneuve................................        122,901                 *
Michael Galano(4)....................................         42,209                 *
Thomas H. Glocer.....................................          1,000(5)              *
85 Fleet Street
London EC4P 4AJ
John C. Bogle........................................         14,170                 *
David J. Grigson.....................................          1,000(5)              *
85 Fleet Street
London EC4P 4AJ
Peter J. Job.........................................          3,502(5)              *
85 Fleet Street
London EC4P 4AJ
John Kasich..........................................          4,170                 *
Kay Koplovitz........................................          4,170                 *
Ian Strachan.........................................          7,785(5)              *
85 Fleet Street
London EC4P 4AJ
All directors and executive officers as a group (15
  persons)...........................................      1,066,968                 *

---------------

 *  Less than 1%.

(1) Included in the number of shares beneficially owned by the identified executives and directors are the following, which such persons have the right to acquire within 60 days pursuant to the exercise of vested options granted under the Instinet 2000 Stock Option Plan:

Mr. Atkin                          340,953             Mr. Galano                         42,209
Mr. Nienstedt                     131,188              Mr. Bogle                            4,170
Mr. Marshall                      131,188              Mr. Job                              2,502
Mr. Bouhelier                       43,043             Mr. Kasich                           4,170
Mr. Villeneuve                     118,553             Ms. Koplovitz                        4,170
All executives and directors as a group    960,107

(2) Included in the number of shares beneficially owned by the identified executives and directors are the following restricted stock units (RSUs):

Mr. Atkin                           32,938             Mr. Bouhelier                       13,175
Mr. Nienstedt                       10,540             Mr. Villeneuve                       4,348
Mr. Marshall                        10,540             Mr. Strachan                         4,153
All executives and directors as a group    83,929

    For all but Mr. Strachan, the RSUs were granted on February 15, 2002, and vest into actual Instinet shares on the earlier of: (i) change in control of the Corporation (as defined in the Instinet 2000 Stock Option Plan); (ii) the death or long-term disability of the recipient; or (iii) the first anniversary date of the grant of the RSUs. The RSUs may be forfeited if, prior to vesting, the RSU holder is terminated for cause (as defined in the Instinet 2000 Stock Option Plan) or violates certain agreements not to compete with Instinet or to solicit Instinet clients or employees. Mr. Strachan's RSUs were granted on September 5, 2001, and will vest twelve months from date of grant, provided that he continues to serve on the board through the applicable vesting date.

(3) On April 9, 2002, Mr. Atkin resigned as director, President and Chief Executive Officer of the Corporation.

(4) Mr. Galano served as Senior Vice President, Institutional Equities, until August 15, 2001 when he went out on a personal leave of absence which continued until December 31, 2001, upon which date his resignation from the employ of the Corporation was effective.

(5) Excludes 206,900,000 shares owned by Reuters, as to which Messrs. Strachan, Job, Glocer and Grigson disclaim beneficial ownership.

REUTERS SHARE OWNERSHIP

                                                        NUMBER OF REUTERS       PERCENTAGE
                                                         ORDINARY SHARES        OF REUTERS
NAME AND ADDRESS OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)   ORDINARY SHARES
------------------------------------                  ---------------------   ---------------
Douglas M. Atkin(2).................................          79,835                 *
Mark D. Nienstedt...................................           6,854                 *
Kenneth K. Marshall.................................           2,000                 *
Jean-Marc Bouhelier.................................               0                 0
Andre F.H. Villeneuve...............................          48,885                 *
Michael Galano(3)...................................               0                 0
Thomas H. Glocer....................................          80,633                 *
  85 Fleet Street
  London EC4P 4AJ
John C. Bogle.......................................               0                 0

                                                        NUMBER OF REUTERS       PERCENTAGE
                                                         ORDINARY SHARES        OF REUTERS
NAME AND ADDRESS OF BENEFICIAL OWNER                  BENEFICIALLY OWNED(1)   ORDINARY SHARES
------------------------------------                  ---------------------   ---------------
David J. Grigson....................................           5,045                 *
  85 Fleet Street
  London EC4P 4AJ
Peter J. Job........................................         269,506                 *
  85 Fleet Street
  London EC4P 4AJ
John Kasich.........................................               0                 0
Kay Koplovitz.......................................               0                 0
Ian Strachan........................................           1,500                 *
  85 Fleet Street
  London EC4P 4AJ
All directors and executive officers as a group (15 persons). .        499,091        *

---------------

 *  Less than 1%.

(1) Included in the numbers of shares beneficially owned by the identified executives and directors are the following, which such persons have the right to acquire within 60 days pursuant to the exercise of vested options granted under Reuters Plan 2000:

Mr. Nienstedt         2,000              Mr. Villeneuve        2,000
Mr. Marshall          2,000              Mr. Glocer            2,000

    Also included in the numbers of shares beneficially owned by the identified executives and directors are the following vested interests in Reuters ordinary shares under the Reuters Performance Related Share Plan:

Mr. Atkin            73,574              Mr. Job              97,891
Mr. Glocer           52,451

    Also included in the numbers of shares beneficially owned by the identified executives and directors are the following vested interests in Reuters ordinary shares under the Reuters Long-Term Incentive Plan:

Mr. Villeneuve       34,665

(2) On April 9, 2002, Mr. Atkin resigned as director, President and Chief Executive Officer of the Corporation.

(3) Mr. Galano served as Senior Vice President, Institutional Equities, until August 15, 2001 when he went out on a personal leave of absence which continued until December 31, 2001, upon which date his resignation from the employ of the Corporation was effective.

                         REPORT OF THE AUDIT COMMITTEE

     In accordance with its Charter (a copy of which is included as an Appendix to the Proxy Statement), the Audit Committee reviews and makes recommendations to the Board of Directors concerning the scope and fees of prospective annual audits and the results thereof, compliance with our accounting and financial policies and management procedures and policies relative to the adequacy of our internal accounting controls.

     The Audit Committee has met with management and the Corporation's independent auditors and has reviewed and discussed the Corporation's audited financial statements as of and for the year ended December 31, 2001 with each of them.

     The Audit Committee has discussed with the Corporation's independent auditors the matters required to be discussed by Statement on Auditing Standards, No. 61, Communication with Audit Committees, as amended.

     The Audit Committee has received and reviewed the written disclosures and the letter from the Corporation's independent auditors required by Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees, as amended, and has discussed with the Corporation's independent auditors that firm's independence.

     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

     This report has been furnished on behalf of the Board of Directors by members of its Audit Committee.

Ian Strachan, Chairman
John Bogle
John Kasich
Kay Koplovitz

                      REPORT OF THE COMPENSATION COMMITTEE

     This is our first report to you, the stockholders of Instinet Group Incorporated. The Compensation Committee of the Board of Directors is composed solely of independent directors who are not, and have never been, officers or employees of Instinet or any of its affiliates. The Chairman of the Committee, Ian Strachan, is also an independent director of Reuters Group PLC which owns approximately 83.3% of our outstanding shares. The other members of our Committee have no affiliation with either Reuters or Instinet except as independent directors of Instinet. The Compensation Committee is directly responsible to the Board, and through them to the stockholders, for developing and administering the compensation program for officers and key employees of Instinet.

THE ROLE AND RESPONSIBILITIES OF THE COMMITTEE

     The Committee's charter obligates it to review and make recommendations to the Board concerning the salaries and other compensation arrangements for the Chairman, the President and Chief Executive Officer ("CEO"), and the senior executives reporting directly to the CEO. In addition, the Committee administers the Instinet 2000 Stock Option Plan and Annual Bonus Plan, and has oversight over other broad-based incentive or remuneration plans. We set the executive compensation philosophy and strategy for Instinet and select the peer companies against which the competitiveness of our compensation and relative performance is compared.

     The Committee reserves for itself authority to approve individual base salaries, annual incentive bonuses and stock option/restricted stock grants for senior vice presidents (or equivalents) and above, and other payments or grants above a certain amount. We delegate to the President and CEO authority to administer compensation below senior vice presidents, subject to annual summary reports to the Committee.

     Our CEO's performance is evaluated annually by the Board in executive session, with the results reviewed with the CEO. We are supported in our work by an independent executive compensation consulting firm who is responsible to us on matters of executive compensation.

COMPENSATION PHILOSOPHY AND STRATEGY

     Instinet's objective is to provide a total compensation program which is competitively attractive in our marketplace and tied to firm and individual performance. We compete with others for talented employees, and are seen within the electronic brokerage industry by our newer competitors as a prime source of talented employees. Compensation is an important element in our ability to attract and retain the executives and employees we need to accomplish our goals. Equally important, we strive for fairness in compensation administration, both internally and in our external comparisons.

     Overall, the same principles that govern the compensation of all our employees apply to our executives. Within this framework, the Committee believes:

     - A significant portion of executives' compensation should be tied to our goal of consistent earnings growth;

     - Executives should have a greater portion of total compensation at risk than other Instinet employees; and

     - Over time, the interests of executives should be linked with those of stockholders through the risks and rewards of Instinet stock ownership.

     Specifically, our strategy for executive compensation is to have base salaries that reflect the average of competitive levels in the marketplace for positions of similar responsibility and scope, annual incentives that provide the opportunity for competitive levels of annual compensation when Instinet's annual goals are met, and longer-term incentives in the form of stock options and restricted stock to align the interests of our key executives and employees with our stockholders and to reward them for increasing our share price.

     At the top management level we compare our total compensation opportunities (salaries, annual bonuses and stock options) with a carefully selected group of publicly held peer companies, including those in the electronic brokerage industry. These overlap with but are more selective than the 59 companies which currently comprise the SNL All Broker/Dealers Index stock index shown on our stock performance graph on page 20.

     Instinet's policy is to maximize the tax deductibility of executive compensation pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, by using performance-based incentives, including stock options. But we reserve the flexibility to pay compensation which may not be deductible if we believe it is in the interests of the Corporation and its owners.

PROGRAM ELEMENTS AND 2001 RESULTS

     The building blocks of total compensation at Instinet are base salaries, annual incentive bonuses paid in cash and, at the senior levels, restricted stock and annual grants of Instinet stock options. We use restricted stock selectively to aid in recruiting and retaining talented employees critical to our future.

  BASE SALARIES

     Base salaries reflect market considerations, the relative importance and internal value of the position, and the individual's experience and contribution to performance. We assess individual performance annually but adjust salaries less frequently, as is the practice in the financial services industry. In 2001, our CEO's salary of $500,000 was unchanged from the level paid in 2000.

  ANNUAL INCENTIVES

     Instinet's Annual Bonus Plan covers all employees from top to bottom, except for sales and trading positions and certain specialized affiliates. It is a goal-driven plan based on Corporation-wide profit performance in relation to budget goals which the Board approves at the start of the year. We also approve a target bonus pool and a formula for adjusting the target pool for actual performance in relation to goals.

     For 2001, our profit goal was stated in terms of "management contribution" which essentially is earnings before interest and taxes, exclusive of investment gains or losses and exclusive of amortization of "goodwill." In addition, we identified four strategic goals which we would use to assess overall company performance in addition to profit performance. For 2001, these strategic goals were: (1) increase market share, (2) improve end-to-end operational capability,
(3) develop innovative new functionality, and (4) increase revenue per employee. For the CEO and his direct executive reports, we assign individual target awards at the start of the year and then adjust those awards based on the overall company performance factor considering both profit and strategic performance. Actual awards are then determined based on evaluations of individual performance against individual objectives as recommended by the President and the Chairman and approved by the

Committee. The President's and the Chairman's awards are determined independently by the Committee using the same process, and recommended to the full Board for approval.

     For 2001, our IPO year, we set an ambitious profit goal requiring significant growth over 2000's profit performance. Because of declines in market volume and competitive pricing factors, we failed to meet our profit goal. After certain discretionary adjustments to add back restructuring costs and expenses related to the World Trade Center attacks, our profit-adjusted bonus pool was 68% of target. We next considered Instinet's performance against the four strategic goals described earlier and approved a final bonus pool of 75% of target.

     For 2001, we determined that bonuses for the Chairman, President and the senior executives reporting directly to the CEO would be paid in a combination of cash and Instinet stock restricted for one year. We evaluated the performance of our former President and CEO, on the basis of the level of management contribution and the degree to which the strategic goals were met and awarded a bonus of 68% of target, consisting of a cash performance bonus of $1,150,000 and $550,000 in restricted stock units (RSUs). Our former President and CEO requested, and we agreed, that $300,000 of these RSUs be foregone and returned to the overall bonus pool available to other staff.

  LONG-TERM PERFORMANCE PLANS AND STOCK OPTIONS

     Prior to the adoption of the Instinet 2000 Stock Option Plan, we established long-term incentive compensation programs that provided for cash awards based on the number of units granted to a participant with the value of that unit based on the compounded growth rate or the aggregate operating profit and, in the case of the Fixed Income Group awards, the level of trading and total operating contributions of that group, during all or a portion of the specified performance period. All outstanding performance periods ended on December 31, 2001, and each participant (including the named executive officers, if any, participating in the respective programs) received awards payable under these arrangements during January 2002.

     Now, our long-term incentives are stock options granted under the Instinet 2000 Stock Option Plan. Options are granted annually, typically in March, have exercise prices equal to 100% of fair market value at grant, vest serially over four years, and have maximum option terms of seven years from grant.

     Our 2001 options were granted in March as scheduled. Management recommended, and we concurred, that the regular grants scheduled for March of 2002 should be accelerated to the date of the first day of trading of our common stock on Nasdaq and granted at the IPO price ($14.50) to provide additional equity-based incentives to the executives and staff of our newly public company.

     We strive to limit yearly option grants to about 3.6% of our outstanding shares, exclusive of add-backs because of forfeitures and cancellations. In approving individual grants, we consider market competitiveness, organizational positions, individual performance, and share availability.

     In 2001, we made two stock option grants to our CEO, using the same grant factors as for other employees. His March grant was for 330,627 shares, and his IPO grant was for 410,000 shares. These grant amounts made in 2001 for our CEO and other top executive officers are shown on the Summary Compensation Table on page 15.

CLOSING COMMENTS

     The Committee believes that the caliber and motivation of Instinet's employees and the quality of their leadership make a significant difference in the long-term performance of the Corporation. The Committee further believes that compensation should vary with the Corporation's financial performance so that executives are well rewarded when performance meets or exceeds goals established by the Committee, with commensurate downside risk when performance falls below our goals.

     This report has been furnished on behalf of the Board of Directors by the members of its Compensation Committee.

Ian Strachan, Chairman
John Bogle
John Kasich

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth certain summary information for the fiscal years ending December 31, 2000 and December 31, 2001, concerning the compensation awarded to, earned by or paid to (i) our Chief Executive Officer and (ii) our four most highly compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers as of December 31, 2001 and (iii) one additional individual for whom disclosure would have been required but for the fact that he was not an executive officer at December 31, 2001 (we refer to these officers as the "named executive officers").

                         I.  SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                                                        COMPENSATION
                                                                                  -------------------------
                                                                                           AWARDS
                                                 ANNUAL COMPENSATION              -------------------------
                                       ----------------------------------------                  SECURITIES
                                                                   OTHER ANNUAL    RESTRICTED    UNDERLYING    ALL OTHER
                                                                   COMPENSATION   STOCK AWARDS    OPTIONS     COMPENSATION
NAME AND PRINCIPAL POSITION     YEAR   SALARY ($)   BONUS ($)(1)      ($)(2)         ($)(3)         (#)          ($)(4)
---------------------------     ----   ----------   ------------   ------------   ------------   ----------   ------------
Douglas M. Atkin(5)...........  2001    500,000      1,150,000        67,380        250,000       740,627        40,625
President and                   2000    500,000      1,475,000        67,380            -0-       516,605        40,625
Chief Executive Officer
Jean-Marc Bouhelier(6)........  2001    350,000      1,000,000        92,600        100,000       253,321         9,592
Executive Vice President        2000    189,000      1,533,500       200,000            -0-        41,328         5,540
U.S. Inst. & Prof. Business
Kenneth K. Marshall(6)........  2001    350,000        745,000       195,000         80,000       315,313        28,438
Executive Vice President        2000    350,000        767,000        19,200            -0-       172,546        28,438
and Chief Operating Officer
Mark D. Nienstedt(6)..........  2001    350,000        724,000           -0-         80,000       315,313        28,438
Executive Vice President        2000    320,000        826,000           -0-            -0-       172,546        26,000
and Chief Financial Officer
Andre F.H. Villeneuve.........  2001    600,000        375,000       486,952         33,000       245,151           -0-
Chairman                        2000    575,000        489,000       451,952            -0-       172,546           -0-
Michael Galano(7).............  2001    250,000        954,166           -0-            -0-       160,591        20,312
Senior Vice President           2000    250,000      2,161,000           -0-            -0-        51,660        20,312
Institutional Equities

---------------

(1) The amounts include annual bonuses earned in 2000 and 2001, and paid in 2001 and 2002, respectively.

(2) The amounts disclosed in this column include our payments to

     a. Mr. Atkin as follows: in both 2000 and 2001, car allowance of $67,380;

     b. Mr. Bouhelier as follows: (i) in September 2000, a sign-on bonus of $200,000 and (ii) in 2001, housing allowance of $79,700 and school tuition allowance of $12,900;

     c. Mr. Marshall as follows: (i) in 2000, car allowance of $19,200; and (ii) in 2001, car allowance of $20,000 and buy-out of his employment contract with Reuters of $175,000; and

     d. Mr. Villeneuve as follows: (i) in 2000, foreign service supplement of $200,000, housing allowance of $240,000 and car allowance of $11,952; and (ii) in 2001, foreign service supplement of $200,000, housing allowance of $275,000 and car allowance of $11,952.

(3) At the conclusion of fiscal years 2000 and 2001, none of the named executive officers had received any restricted stock awards from the Corporation. Each of the named executive officers (except Mr. Galano who is no longer employed by the Corporation), however, received the indicated portion of their 2001 bonus under the Annual Bonus Plan in restricted stock units (RSUs) granted on February 15, 2002, with the number of RSUs determined by dividing the above dollar amount by the closing price of the

    Corporation's shares on the previous day of $7.59 per share. These RSUs vest into actual Instinet shares on the earlier of: (i) change in control of the Corporation (as defined in the Instinet 2000 Stock Option Plan); (ii) the death or long-term disability of the recipient; or (iii) the first anniversary date of the grant of the RSUs. The RSUs may be forfeited if, prior to vesting, the RSU holder is terminated for cause (as defined in the Instinet 2000 Stock Option Plan) or violates certain agreements not to compete with Instinet or to solicit Instinet clients or employees. At Mr. Atkin's request, additional RSUs valued at $300,000 (to which he would have otherwise been entitled under the terms of the Annual Bonus Plan) were foregone by him and returned to the overall bonus pool available to other staff.

(4) The amounts disclosed in this column include (i) our contributions in 2000 and 2001 under the Reuters Retirement Plan, a 401(k) plan, and under the Reuters non-qualified supplemental retirement plan (which makes up for our matching contributions which are not permitted under the Reuters Retirement Plan as a result of tax code limitations) with respect to Messrs. Atkin, Nienstedt, Marshall and Galano; and (ii) our contributions in 2000 and 2001 under the Reuters U.K. Retirement Plan, a United Kingdom defined contribution plan, for Mr. Bouhelier.

(5) On April 9, 2002, Mr. Atkin resigned as director, President and Chief Executive Officer of the Corporation.

(6) Mr. Nienstedt has also served as Acting President and Chief Executive Officer of Instinet since April 9, 2002. Mr. Bouhelier has served as Chief Operating Officer of Instinet since April 9, 2002. Mr. Marshall resigned as Executive Vice President and Chief Operating Officer of Instinet on April 9, 2002, but continues to serve as Special Consultant to the Board until the end of 2002.

(7) Mr. Galano served as Senior Vice President, Institutional Equities, until August 15, 2001 when he went out on a personal leave of absence which continued until December 31, 2001, upon which date his resignation from the employ of the Corporation was effective.

                   II.  OPTION GRANTS IN THE LAST FISCAL YEAR

     The following table sets forth information regarding grants of options to purchase our securities to the named executive officers in 2001.

                                                          Individual Grants
                                                          -----------------
                                      PERCENTAGE                                 POTENTIAL REALIZABLE VALUE
                         NUMBER OF     OF TOTAL                                    AT ASSUMED ANNUAL RATES
                         SECURITIES    OPTIONS                                   OF SHARE PRICE APPRECIATION
                         UNDERLYING   GRANTED TO                                     FOR OPTION TERM(4)
                           OPTION     EMPLOYEES    EXERCISE PRICE   EXPIRATION   ---------------------------
         NAME            GRANTED(1)    IN 2001     ($/SH.)(2)(3)       DATE         5%($)          10%($)
         ----            ----------   ----------   --------------   ----------   ------------   ------------
Douglas M. Atkin.......   330,627(2)     1.9%          $18.75        03/02/08     $2,523,720     $5,881,340
                          410,000(3)     2.4%           14.50        05/18/08      2,420,212      5,640,124
Jean-Marc Bouhelier....   103,321(2)     0.6%           18.75        03/02/08        788,663      1,837,920
                          150,000(3)     0.9%           14.50        05/18/08        885,443      2,063,460
Kenneth K. Marshall....   165,313(2)     1.0%           18.75        03/02/08      1,261,856      2,940,661
                          150,000(3)     0.9%           14.50        05/18/08        885,443      2,063,460
Mark D. Nienstedt......   165,313(2)     1.0%           18.75        03/02/08      1,261,856      2,940,661
                          150,000(3)     0.9%           14.50        05/18/08        885,443      2,063,460
Andre F.H.
  Villeneuve...........   129,151(2)     0.8%           18.75        03/02/08        985,827      2,297,396
                          116,000(3)     0.7%           14.50        05/18/08        684,743      1,595,742
Michael Galano.........    80,591(2)     0.5%           18.75        03/02/08        615,162      1,433,589
                           80,000(3)     0.5%           14.50        05/18/08        472,236      1,100,512

---------------

(1) All grants were nonqualified stock options. The options were granted under the Instinet 2000 Stock Option Plan and have a seven-year maximum term. Under the applicable option agreements, if a named executive officer's employment is terminated without cause (as defined in the option plan) or the executive terminates his employment for good reason (as defined in the option plan) within two years following a change in control (as defined in the option plan), that named executive officer's options that were scheduled to vest by the two-year anniversary of that change in control will continue to vest until that second anniversary (as if that participant has remained employed) and will remain outstanding until the 30th day following that anniversary or the end of their original term, whichever occurs first. Upon a termination of a named executive officer's employment for cause, the committee may require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying securities as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that termination. Pursuant to the applicable option agreement, each named executive officer is subject to non-competition and non-solicitation provisions that, if violated, would permit the committee to require the named executive officer to return any positive spread between the exercise price and the fair market value of the underlying securities as of the date of exercise that the named executive officer realized on or after the date that is one year prior to that violation.

(2) Each option has an exercise price per share based on the value of our securities as of March 2, 2001, based on an independent valuation of the fair market value of our Corporation performed by a financial advisor retained by Reuters Group. Options will vest with respect to one-quarter on March 2, 2002, and the remaining three-quarters vest at a rate of 1/36 per month.

(3) Each option has an exercise price per share equal to our IPO price per share on the grant date. Options will vest with respect to one-quarter on May 18, 2002, and the remaining three-quarters vest at a rate of 1/36 per month.

(4) The 5% and 10% rates of appreciation were set by the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of our securities.

III.  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
                                     VALUES

     The following table sets forth information regarding the exercise of options on our securities by the named executive officers in 2001 and, on an aggregate basis, information with respect to the value of unexercised options held by these executive officers on December 31, 2001, and the value of unexercised in-the-money options, that is, options that had a positive spread between the exercise price and the fair market value of our common stock, as of December 31, 2001.

                                                             NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                                 SECURITIES               OPTIONS AT FISCAL YEAR-END       AT FISCAL YEAR-END(1)
                                  ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                             ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                             -----------   --------   -----------   -------------   -----------   -------------
Douglas M. Atkin...............       0           $0        226,010       1,031,222         $0             $0
Jean-Marc Bouhelier............       0            0         14,632         280,017          0              0
Kenneth K. Marshall............       0            0         79,077         408,782          0              0
Mark D. Nienstedt..............       0            0         79,077         408,782          0              0
Andre F.H. Villeneuve..........       0            0         75,483         342,214          0              0
Michael Galano.................       0            0         22,062         190,189          0              0

---------------

(1) The year-end value is based on the value of our securities at the market close as of December 31, 2001, of $10.05 per share, as reported by the Nasdaq Stock Market, Inc.

AGGREGATE REUTERS GROUP PLC OPTION EXERCISES IN 2001

     Prior to 2000, the named executive officers, except for Messrs. Atkin, Bouhelier, and Galano, were granted options to purchase ordinary shares of Reuters Group PLC pursuant to Reuters Plan 2000. The following table sets forth information regarding the exercise of options on Reuters Group PLC ordinary shares by these executive officers in 2001 and, on an aggregate basis, information with respect to the value of unexercised options held by the named executive officers at the end of 2001 and the value of unexercised in-the-money options (that is, options that had a positive spread between the exercise price and the fair market value of the ordinary shares of Reuters Group PLC, as of December 31, 2001). None of these executive officers will be granted any additional options under any Reuters plan.

                                                          NUMBER OF SECURITIES
                                                           (ORDINARY SHARES)               VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                            SECURITIES                 OPTIONS AT FISCAL YEAR-END           AT FISCAL YEAR-END
                             ACQUIRED      VALUE     ------------------------------   ------------------------------
NAME                        ON EXERCISE   REALIZED   EXERCISABLE(1)   UNEXERCISABLE   EXERCISABLE(2)   UNEXERCISABLE
----                        -----------   --------   --------------   -------------   --------------   -------------
Kenneth K. Marshall.......       0           0           2,000              0             $3,770             0
Mark D. Nienstedt.........       0           0           2,000              0             $3,770             0
Andre F.H. Villeneuve.....       0           0           2,000              0             $3,770             0

---------------

(1) Each of the participating named executive officers was granted options to purchase 2,000 ordinary shares of Reuters Group PLC under Reuters Plan 2000. Under the Reuters Plan 2000, options were granted on September 24, 1998, at an exercise price of GBP5.50 (or US$8.22, based on the exchange rate described in footnote (2) below). Participants may exercise their options during the four-year period commencing September 2001. Employees who exercise options and who are employed in the United States may elect to receive, or immediately convert their ordinary shares into, American Depositary Shares ("ADSs") instead of ordinary shares. There is one ADS for every six ordinary shares.

(2) The year-end value is based on the closing price of ordinary shares of Reuters Group PLC on the London Stock Exchange as of December 31, 2001 (GBP 6.80). This value was converted into U.S. dollars using a reported exchange rate of 1GBP=US$1.45 on December 31, 2001.

PERFORMANCE RELATED SHARE PLAN

     Mr. Atkin was granted share rights with respect to 73,574 ordinary shares of Reuters Group PLC under the Performance Related Share Plan. Those shares were released to Mr. Atkin on February 13, 2002, and their value on that date was $559,155 based on the closing price of ordinary shares of Reuters Group PLC on the London Stock Exchange (GBP 5.39), as converted into U.S. dollars using an exchange rate of 1GBP=US$1.41. The actual number of shares that Mr. Atkin received was determined based on the market performance of Reuters shares when compared against other leading U.K. companies, over a three-year measurement period which started on January 1, 1999.

                 EMPLOYMENT CONTRACTS AND SEPARATION AGREEMENTS

     We have entered into employment agreements with each of Messrs. Nienstedt, Bouhelier and Villeneuve. The following are summaries of the material provisions of the employment agreements, which are qualified in their entirety by reference to such agreements.

     Each of the employment agreements for Messrs. Nienstedt and Bouhelier provides for an employment term of three years with an automatic one-year extension unless (a) notice of our intention not to extend the employment term is provided by us to the executive at least six months prior to the end of the then-current term or (b) the executive's employment is terminated sooner under the employment agreement. The agreements provide for an annual base salary of $500,000 and $350,000 for Messrs. Nienstedt and Bouhelier, respectively. In addition, subject to our compensation committee's review and approval, each executive is eligible to participate in the annual bonus program we maintain for our senior executives (which may provide awards in cash, restricted stock, options or other non-cash compensation) and the Instinet 2000 Stock Option Plan.

     We have also entered into an employment agreement with Mr. Villeneuve, the term of which ends on April 30, 2003. The agreement provides for an annual base salary of $600,000. In addition, subject to our Compensation Committee's review and approval, Mr. Villeneuve is eligible to participate in the annual bonus program we maintain for our senior executives (which may provide awards in cash, restricted stock, options or other non-cash compensation) and the Instinet 2000 Stock Option Plan.

     In the event of a termination of an executive's employment by us without "cause" or by the executive for "good reason" (as each term is defined in the applicable employment agreement), we must pay the executive any accrued obligations and, subject to the execution of a release, (i) pay the executive's base salary for two years following the termination, (ii) pay a pro rata portion of the executive's annual bonus for the year in which the termination occurs, (iii) pay an amount equal to 200% of the executive's "average bonus" (i.e., the average of the annual bonuses to the executive for each of the prior three complete fiscal years, including amounts earned but foregone by the executive) and (iv) provide continued medical and health insurance coverage for two years following the executive's termination of employment, provided the executive makes all timely payments of premiums, contributions and other co-payments. If an executive's employment is terminated (x) as a result of his death or "disability" (as defined in the applicable employment agreement), (y) by us for cause, or (z) by the executive without good reason, we shall pay the executive any accrued obligations, and in the event of termination as a result of death or disability only, a pro rata portion of the annual bonus based on the number of days executive was employed by us during the applicable bonus period.

     Each executive is subject to customary non-disclosure, non-competition and non-solicitation (of employees and customers) provisions during the period of the executive's employment with us and for a specified period thereafter.

     Mr. Galano's employment with the Corporation terminated on December 31, 2001, but he continues to be compensated pursuant to his separation agreement with Instinet. Per that agreement, Mr. Galano will be paid severance at a rate of $250,000 per annum through December 31, 2002, and will be entitled to a "special completion bonus" of $300,000 on January 31, 2003, provided that he complies with all of his obligations under the separation agreement. Mr. Galano's obligations include non-disclosure, non-competition, non-solicitation (of employees and customers) and cooperation for the entire severance period.

     We intend to enter into separation agreements with each of Messrs. Atkin and Marshall, the terms of which have not yet been finally agreed, whereby the Corporation will pay to each the separation benefits provided in their employment agreements upon a termination for "good reason" (as that term is defined in the applicable employment agreement). These benefits are the same as those described above with regard to the employment agreements of Messrs. Nienstedt, Bouhelier and Villeneuve, except that as part of these separation agreements with Messrs. Atkin and Marshall, we intend to modify certain of the terms with regard to (i) the timing of the separation payments, (ii) the vesting and term of the options granted under the Instinet 2000 Stock Option Plan and
(iii) reimbursement or assumption of foregone earnings and various miscellaneous expenses. In consideration of the separation benefits, Messrs. Atkin and Marshall shall execute a release of the Corporation and be subject to non-disclosure, non-competition and non-solicitation (of employees and customers) provisions for a specified period.

     We also intend to enter into a consulting arrangement with Mr. Marshall, the terms of which have not yet been finally agreed, whereby he will serve as Special Consultant to the Board until the end of 2002.

                            REUTERS RETIREMENT PLANS

     Mr. Villeneuve has a deferred pension entitlement under the Reuters Pension Fund and the Supplementary Pension Scheme (collectively, the "Reuters Retirement Funds"), both of which are established in the United Kingdom. While Mr. Villeneuve is working and paid from the United States, he is no longer an active and contributing member of the Reuters Retirement Funds, and Reuters therefore does not make retirement contributions to the funds on his behalf. Upon Mr. Villeneuve's return to the United Kingdom, his pension benefit will be calculated as if he had remained a participant in the Reuters Retirement Funds during his time worked in the United States. At his anticipated retirement age of 60, Mr. Villeneuve will be entitled to an annual benefit for the rest of his life that, in total, is equal to 66.6% of the highest basic annual salary paid to him for any consecutive 12-month period within the last five years before his retirement. This pension (approximately $400,000 annually) includes any benefit he has accumulated in respect of employer contributions to the Reuters 401(k) retirement plan.

     Under the Reuters Pension Fund, active participants contribute 6% of their salary to the fund, and Reuters makes a contribution of 10.025% of the total annual base salaries of all participants that contribute to the fund. The Supplementary Pension Scheme provides fixed benefits that are financed by contributions from Reuters; active participants are not required to make contributions. All contributions are invested by the trustees of the Reuters Retirement Funds. Contributions to the Reuters Retirement Funds by both Reuters and the participant cease upon a termination of that participant's employment.

                               PERFORMANCE GRAPH

     The following graph presents the cumulative total shareowner return for the period beginning at our initial public offering and ending December 31, 2001 for the Corporation's Common Stock, as compared to the SNL All Broker/Dealers Index and to the Nasdaq Composite Index. The figures on the graph assume an initial investment of $100 at the closing price on May 18, 2001.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
           SINCE MAY 18, 2001 (IPO) AMONG INSTINET GROUP INCORPORATED
            NASDAQ COMPOSITE INDEX AND SNL ALL BROKER/DEALERS INDEX

                                    [CHART]

                                                                  CUMULATIVE TOTAL RETURN
                                                              --------------------------------
                                                              MAY 18, 2001   DECEMBER 31, 2001
INET (CLOSING PRICE)........................................    $100.00           $56.90
NASDAQ COMPOSITE INDEX......................................    $100.00           $88.70
SNL ALL BROKERS/DEALERS INDEX...............................    $100.00           $85.40

Note: Assumes an initial investment of $100 on May 18, 2001. Total return includes reinvestment of dividends only for SNL Index; the NASDAQ Composite Index and Instinet do not reflect cash dividends.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Our directors and executive officers filed reports with the Securities and Exchange Commission and the Nasdaq Stock Market indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. Copies of any of these reports were also provided to us. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based solely upon our review of copies of the reports furnished to the Corporation through the date thereof, or written representations that no reports were required to be filed, the Corporation believes that during the fiscal year ended December 31, 2001, all filing requirements applicable to its officers, directors and ten percent stockholders were complied with in a timely manner, with one exception. The report of beneficial ownership on Form 3 of Michael J. Clancy should have been filed due to his promotion on September 11, 2001. As a result of the Corporation's focus on contingency and recovery plans in the wake of the terrorist attacks, the form was not filed until several months later.

                         CERTAIN BUSINESS RELATIONSHIPS

     We are party to a number of agreements with Reuters. We have provided below a description of the material terms of each agreement. Additionally, we continue to explore ways to take advantage of the synergies between us and Reuters, as well as our respective capabilities, as part of our effort to provide value-added products and services to our customers in a cost effective manner.

INDEBTEDNESS TO REUTERS

     Reuters loaned us $49.0 million to fund our acquisition of Lynch, Jones & Ryan in February 2000. This loan bore interest at an annual rate based on six-month LIBOR plus 1.25% and was repaid in June 2001. In addition, in May 2001 we made a return of capital of $150.0 million to Reuters. We funded that return of capital through an intercompany advance from Reuters. We used approximately $150.0 million of the net proceeds from this offering to repay that advance. In connection with our reorganization, we extended an aggregate of $30 million of non-interest-bearing demand loans to an affiliate of Reuters, which have subsequently been repaid.

AGREEMENT GRANTING REUTERS A LICENSE FOR TECHNOLOGY RELATED TO OUR FIXED INCOME BUSINESS

     We have entered into a license agreement with Reuters under which we grant Reuters a royalty free, non-exclusive, non-assignable worldwide right and license to use some technology that is owned by or licensed to us and relates to our fixed income securities platform and to incorporate that technology into Reuters products and services, subject to certain restrictions and exceptions. This platform consists of a private global computer network, or intranet, linking private market participants around the world. This agreement has an indefinite term, although it will automatically terminate, subject to Reuters retention of some rights with respect to specified products and enhancements, once Reuters ceases to own more than 50% of our common stock. This license agreement prohibits Reuters from using the licensed technology to compete directly with certain parts of our existing and some future fixed income and equity securities businesses, but permits Reuters to compete with us in some fixed income and equity securities products.

AGREEMENT GOVERNING THE PROVISION OF REUTERS INFORMATION SERVICES TO US

     We have entered into the Reuters Global Agreement with Reuters under which Reuters provides us with certain information services and related hardware, software and support. The agreement has an indefinite term and is subject to termination by either party upon 24 months' written notice. Reuters provides us with these services on similar terms as its independent third-party customers. We have also entered into an Addendum to the Reuters Global Agreement under which Reuters has granted us the right to redistribute certain information both internally and to our customers. We may also use, modify and create derivative works from the data subject to the Addendum. This Addendum is subject to termination upon 180 days' notice by either party.

AGREEMENTS REGARDING THE PROVISION OF FINANCIAL INDUSTRY DATA

     We have entered into a Data Distribution Agreement with Reuters under which we granted Reuters a limited exclusive, non-transferable worldwide, royalty-free license to use, copy, market, distribute and create limited derivative works from certain of our proprietary equities securities data, and Reuters provides us certain branding, linking and attribution rights. In addition, we granted Reuters a non-exclusive, worldwide, royalty-free license to use, reproduce and display our trade and service marks in connection with the marketing of our data but solely as part of a Reuters product or service and the presentation of our data.

     We have agreed to offer any equity data that we provide to any third party that is not a customer of our trading and brokerage services to Reuters under the same terms and conditions as provided to that third party. Reuters has agreed not to distribute the data to certain of our competitors unless we have a signed agreement with that competitor and not to permit its subscribers to redistribute our data without our prior consent. We have agreed generally not to provide our data, or intentionally permit our subscribers to redistribute our data, to certain market data vendors other than Reuters without Reuters prior consent. We have formed a joint marketing policy committee with Reuters regarding the marketing of our data to third parties.

     We have entered into a Fixed Income Data Agreement with Reuters under which we granted Reuters a limited, perpetual fully paid-up, worldwide license to use, copy, market, distribute and prepare derivative works from certain of our proprietary fixed income pricing data and under which Reuters granted us a perpetual, non-exclusive fully paid-up, worldwide license to use and distribute certain of Reuters fixed income market data solely for the purpose of facilitating and supporting trading over Instinct's fixed income brokerage service. The initial term of the agreement was two years which expired on October 1, 2001. The agreement automatically renews for one-year terms unless terminated upon six months' notice.

TAX SHARING AGREEMENT

     For certain periods prior to our initial public offering, we were included in Reuters U.S. consolidated and combined returns for federal, state and local tax purposes. We are no longer a member of the Reuters consolidated group and certain combined groups, but we will continue to file combined returns with Reuters in some U.S. states. We have entered into a U.S. tax-sharing agreement with Reuters, under which Reuters generally has the sole and exclusive responsibility for the preparation and filing of Reuters consolidated and combined returns, and is also responsible for taking certain actions, including with respect to payment and audits, in connection with these returns. Our tax liability for Reuters consolidated and combined returns for periods during which we or our affiliates are included in these returns will be determined on the basis of pro forma consolidated and combined returns prepared in accordance with certain principles set forth in the tax-sharing agreement and will also reflect any audit adjustment to these amounts. We have agreed to cooperate in good faith with Reuters in the preparation of the pro forma returns and make reasonably available any documents, information or employees for that preparation. We will prepare and file all tax returns and pay all taxes due with respect to all tax returns required to be filed by us for all tax periods after we cease to be a member of the Reuters consolidated tax group and for state and local jurisdictions in which our return is not combined or consolidated with Reuters return. For as long as Reuters owns more than 50% of our common stock, Reuters has the right to review and approve Instinet's tax returns, and under certain circumstances Instinet may be required to treat items on its tax returns as Reuters may direct.

     Additionally, in the United Kingdom, we may surrender tax losses to Reuters U.K. affiliates or receive tax losses from them. Certain actions by us also could impose a U.K. tax charge on Reuters. We have entered into a U.K. tax sharing agreement, which requires us to pay Reuters or Reuters to pay us the full tax value of any losses surrendered to or received from Reuters. In addition, in the U.K. tax sharing agreement, we will indemnify Reuters for any tax charge imposed on Reuters as a result of our actions.

CORPORATE SERVICES AGREEMENT

     We have entered into a services agreement with Reuters under which we and Reuters will provide to each other various services, including field services and data warehousing, employee benefits, insurance, travel services, training, printing and publication services, options plan administration, payroll services, certain facilities, software, systems and network security consultancy, and the mutual use of lobbyists. The agreement will automatically terminate in November 2002 (or later with respect to certain of these services), or earlier if (a) there is a change of control of Reuters, (b) upon sixty days' notice if Reuters no longer owns (directly or indirectly) more than 50% of our outstanding common stock, or (c) on thirty days' notice if there is a material breach of the agreement which is not cured. The agreement also specifies procedures for the use of each of our trademarks, service marks, logos and other marks, consistent with the Data Distribution Agreement described above, and also provides for mutual click-throughs on each other's website.

SUBLEASE WITH REUTERS FOR OUR CORPORATE HEADQUARTERS AT 3 TIMES SQUARE

     We have entered into an agreement with Reuters for our sublease of office space at 3 Times Square for our new corporate headquarters. The term of the sublease is 20 years, with a one-time right of termination after 10 years.

CORPORATE AGREEMENT

     We have entered into a corporate agreement with Reuters. Under this agreement, so long as Reuters beneficially owns 10% or more but less than a majority of our then outstanding voting stock, Reuters will have the right to nominate a number of directors approximately equal to that percentage multiplied by the number of directors on our board. As of the date on which Reuters ceases to beneficially own at least 10% of our then outstanding voting stock, Reuters will not have the right to nominate any directors, unless we grant any other third party the right to nominate directors based on a lower ownership threshold, in which case Reuters will have director nomination rights that correspond with that threshold. These director designation rights are transferable to a transferee of Reuters, subject to certain restrictions.

     In addition, as long as Reuters beneficially owns at least 35% but less than a majority of our then outstanding voting stock, we are required to obtain its consent in order to consummate specified significant transactions, including equity issuances and acquisitions and sales or other dispositions of assets that, in each case, exceed specified thresholds. Under the agreement, as long as Reuters owns a majority of our voting stock, we will need Reuters consent to incur net indebtedness (indebtedness for borrowed money less cash on hand) in excess of an aggregate of $400.0 million, excluding any indebtedness incurred by us in the ordinary course of our brokerage or similar business or in connection with our clearing of securities trades or our obligations to securities exchanges or clearing systems.

     We may not take any action that reduces Reuters ownership of our common stock to less than a majority without Reuters consent if Reuters concludes in good faith that a reduction would have a material adverse effect on Reuters under its arrangements with respect to the 3 Times Square property. In addition, we will provide Reuters with access to our financial and other specified information and certain audit rights. We also may not take any action that would violate a stock exchange rule or similar requirement applicable to Reuters.

     We have agreed to effect, upon Reuters demand and subject to customary provisions, the registration under applicable federal and state securities laws of any common stock Reuters beneficially owns. At the time Reuters and its transferees (or subsequent transferees) each beneficially owns less than 20% of our then outstanding voting stock, Reuters and its transferees (or subsequent transferees) together will be limited to three of these demand rights (plus unlimited rights to demand registration on Form S-3). Reuters and its transferees (or subsequent transferees) also have the right, subject to customary provisions and limitations, to include any shares of common stock it beneficially owns in any registration we effect for our own public offering of shares or on behalf of other stockholders having the right to request registration of their shares.

     If Reuters transfers, sells or otherwise disposes of a majority of our then outstanding voting stock, the transferee will generally succeed to the same rights that Reuters previously had by virtue of its ownership of a majority of our then outstanding voting stock, subject to Reuters option to retain certain of the rights associated with its majority ownership position. If Reuters transfers, sells or otherwise disposes of less than a majority of our then outstanding voting stock, then that transferee may have only those rights that Reuters would have had at an equivalent level of ownership.

RADIANZ

     Radianz currently provides network communications services to us and various other Reuters companies through an agreement with Reuters.

RESEARCH AND ANALYTICS SOLD TO REUTERS

     As of September 28, 2001, Instinet sold to Reuters its Research and Analytics ("R&A") product, an analytic software application that incorporates quotes, news, and access to the INET trading application. The sale of R&A has enabled us to focus on our core service offerings and reduce our costs associated with providing the R&A product to our customers. Under the asset purchase agreement, we sold to Reuters all of the assets, rights, claims and contracts used by it in the business of development, sales, marketing, support and distribution of the R&A platform (including all computer hardware, machinery, equipment and all contract rights and licenses, all trade secrets and confidential and proprietary business information), and Reuters agreed to assume certain liabilities and obligations of the R&A business. The purchase price for the assets was approximately $7.9 million. Substantially all of the R&A employees were transferred to Reuters. Despite the sale of the R&A business to Reuters, we will continue to make available soft-dollar payment options to our customers in connection with their use of the R&A product and any replacement product. Until June 18, 2003, Reuters has agreed not to provide any soft-dollar payment options to certain R&A customers, directly or through a third party, other than through us.

     In connection with the R&A transaction, we entered into a mutual services agreement with Reuters under which we will continue to assist Reuters in supporting and managing the R&A business through June 18, 2003, and Reuters will provide certain services and assurances to us and certain of our customers through June 18, 2003. During this period, in consideration for Reuters providing these services and assurances, we have committed to pay to Reuters an amount based on the number of such customers who subscribe to the R&A product and any replacement product. We paid Reuters approximately $1.8 million for these services and assurances in the three-month period following the sale in 2001. We have agreed to pay Reuters an additional $1.2 million on June 18, 2003 as a shared client or business integration expense.

     In addition, we agreed with Reuters to provide assistance in migrating R&A customers to a modified Reuters desktop product, and agreed to an incentive arrangement scheme depending on our and Reuters success in accomplishing such a migration. This scheme may result in a one-time payment of up to $1.35 million by Reuters to us (in the event of a successful and timely migration) or by us to Reuters (in the event of an untimely or unsuccessful migration).

REUTERS ACQUIRES BRIDGE INFORMATION SYSTEMS, INC.

     On October 1, 2001, Reuters acquired certain assets of Bridge Information Systems, Inc., a financial news and information provider that filed a voluntary petition for reorganization under Chapter 11 of the US Bankruptcy Code earlier in 2001. Among these assets were a broker-dealer and soft dollar brokerage business. We may enter into various commercial arrangements with Reuters with respect to the Bridge broker-dealer and soft dollar business, the exact nature and impact of which are not currently known.

AGREEMENTS RELATING TO INTEGRATION OF EFFIX SOFTWARE INTO CERTAIN INSTINET APPLICATIONS

     We have entered into agreements with Effix S.A., a wholly owned subsidiary of Reuters, relating to the integration of Effix software into certain of our applications. The integration of this software will enable us to offer our clients an alternative means of accessing our trading system. The testing and certification agreement provides that Effix S.A. will undertake development and testing associated with that integration. The agreement has an indefinite term and is subject to termination by either party upon thirty days' written notice.

     Under an additional agreement with Reuters A.G., Reuters has agreed to provide and support the integrated products to one mutual client in Germany. The agreement has an indefinite term and is subject to termination by either party upon thirty days' notice of the other's material breach. We and Reuters are in discussions with respect to a similar agreement to cover all of our mutual clients.

FACILITIES MANAGEMENT AGREEMENT

     We have entered into a facilities management services agreement with Reuters America Inc. and Canon Business Services relating to facilities management services provided by Canon to Reuters and Instinet at 3 Times Square, New York, New York. The initial term of this agreement is five years, commencing on July 1, 2001, with a month to month renewal after the initial term, unless terminated upon (i) ninety days' notice during the initial term, or (ii) thirty days' notice for subsequent month to month terms.

TIBCO SOFTWARE AGREEMENTS

     We have entered into a software license agreement with TIBCO Finance Technology, Inc., a subsidiary of Reuters which subsequently merged into Reuters America Inc., under which Reuters has granted us non-exclusive licenses for various Reuters software products and Reuters has agreed to perform certain services for

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

us, such as software development, testing and integration of Reuters software products. The licenses are perpetual, except that Reuters may terminate the licenses if there is a material breach of the agreement by us which is not cured. Either party may terminate the agreement if there is a material breach of the agreement which is not cured.

     We have also entered into a software maintenance agreement with Reuters under which Reuters has agreed to provide maintenance for the Reuters software products licensed to us under the software license agreement. The initial term of this agreement is three years. The agreement automatically renews for one year terms unless terminated (i) upon sixty days' notice prior to the expiration of any term, (ii) upon sixty days' notice if there is a default which is not cured, (iii) upon sixty days' notice if Reuters no longer supports a previously covered software product or (iv) if the software license agreement is terminated.

REUTERS TRUST PRINCIPLES

     Reuters is subject to a set of principles, known as the Reuters Trust Principles, set forth in Reuters organizational documents and safeguarded by the directors of a separate entity that holds a single "Founder's Share" in Reuters, which can be used to outvote all the ordinary shares of Reuters in certain circumstances. These principles are as follows:

     - that Reuters shall at no time pass into the hands of any one interest, group or faction;

     - that the integrity, independence and freedom from bias of Reuters shall at all times be fully preserved;

     - that Reuters shall supply unbiased and reliable news services to newspapers, news agencies, broadcasters and other media subscribers and to businesses, governments, institutions, individuals, and others with whom Reuters has or may have contracts;

     - that Reuters shall pay due regard to the many interests which it serves in addition to those of the media; and

     - that no effort shall be spared to expand, develop and adapt the news and other services and products of Reuters so as to maintain its leading position in the international news and information business.

     Reuters subsidiaries that supply news services are also subject to these principles. If we are deemed to supply news services at a time when Reuters beneficially owns more than 50% of our common stock, we will be subject to these principles. If applicable, these principles may influence how we conduct our business. In addition, to the extent that these principles apply, they may affect Reuters ability to enter into a transaction that would effect a change of control in our company.

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

                                    APPENDIX

            CHARTER OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PURPOSE AND AUTHORITY

     The Audit Committee ("Committee") of the Board of Directors ("Board") of Instinet Group Incorporated ("Corporation") shall assist the Board in fulfilling its responsibilities with respect to the Corporation's financial reporting practices and principles; the quality of the Corporation's system of internal controls and measures to assure compliance with the Corporation's policies and procedures and financial controls; the effectiveness of the Corporation's risk management processes and the independence and performance of the Corporation's independent auditors. In that regard, the Committee is granted the authority to investigate any matter or activity involving financial accounting, financial reporting or the internal controls of the Corporation. The Committee shall have the authority to retain external professionals to render advice and counsel in such matters. The scope of the Committee's responsibilities shall extend to all Instinet business units globally. The Committee shall make reports and recommendations to the Board as it deems appropriate

COMPOSITION

     The Committee shall be composed of no fewer than three directors appointed by the Board. In accordance with the independence and experience requirements of the National Association of Securities Dealers ("NASD"), or otherwise as the NASD may from time to time require, the members of the Committee shall (1) have no relationship with the Corporation which would interfere with their exercise of independent judgment in carrying out their responsibilities; (2) be able to read and understand fundamental financial statements or shall become able to do so, as determined by the Board, within a reasonable period of time after appointment to the Committee; and (3) include at least one person with accounting or related financial management experience that results in that person's financial sophistication, as determined by the Board. The Board shall elect the members of the Committee annually at a meeting of the full Board. The members of the Committee shall be listed in the annual report to stockholders.

     One member of the Committee shall be elected Committee Chair by the Board. In the absence of the Chair at any meeting of the Committee, those members of the Committee present shall designate a Committee member to serve as Acting Chair.

     The Committee may establish one or more Ad Hoc/Advisory Subcommittees composed of Board members and/or others. Such Ad Hoc/Advisory Subcommittees shall follow the same procedures followed by the full Committee.

     The Board shall assign one or more officers of the Corporation to assist the Committee and to perform liaison functions between the Corporation's staff and the Committee.

MEETINGS

     The Committee shall meet at least four times annually, with additional meetings called as the Committee deems appropriate. Meetings of the Committee shall be called by the Chair or the Chair's designee, and the agenda for each meeting should be approved by the Committee Chair. Minutes of all meetings shall be maintained and made available to the full Board. In addition, the Committee is to meet periodically in separate executive sessions with the independent auditors and internal audit department.

     A quorum at any Committee meeting shall be a majority of the members of the Committee. Meetings of the Committee are open to all Board members and invited guests. As necessary or desirable, the Committee Chair may request that members of management and representatives of the independent auditors and internal audit department be present at Committee meetings.

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

GENERAL DUTIES

     The Committee is part of the Board and shall regularly report to the Board the results of its activities described in this charter. The Committee shall review and reassess the adequacy of this charter annually, and recommend any proposed changes to the Board for approval, in compliance with applicable NASD Audit Committee requirements. This charter shall be published as an appendix to the proxy statement every three years. The Committee shall undertake matters not specified in this charter as may be assigned from time to time by the Board.

     The Committee shall provide an avenue for open and direct communication among internal audit, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee. The independent auditors are ultimately accountable to the Board and the Committee, who, as the representatives of the Corporation's stockholders, have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors.

     While the Committee has the duties and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. It is also not the duty of the Committee to conduct investigations, resolve disagreements, if any, between management and the independent auditors, or assure compliance with laws and regulations and the Corporation's business conduct guidelines. These are the responsibility of management and the independent auditors.

SPECIFIC DUTIES

  FINANCIAL REPORTING PROCESS

     - Prepare and approve, acting on the advice of counsel, an annual report of the Committee for inclusion in the Corporation's annual proxy statement.

     - Review with management and the independent auditors the Corporation's annual audited financial statements, related footnotes and financial information, including the following:

       - Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

       - Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered by the independent auditors during the audit.

       - Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61, as amended by SAS 90, relating to the conduct of the audit.

     - If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Corporation's annual report on Form 10-K.

     - Have a predetermined arrangement with the independent auditors that they will advise the Committee through its Chair of any issues identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practicable, prior to filing the Corporation's quarterly report on Form 10-Q. The Committee, through the Chair or the Committee as a whole, shall review with management and the independent auditors the Corporation's quarterly financial statements prior to the Corporation's filing of its quarterly report on Form 10-Q. The Committee also will receive a written confirmation provided by the independent auditors at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

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

  MANAGEMENT

     Meet periodically with the management to discuss, or review reports from management as the Committee may request, concerning:

     - The responsiveness of the independent auditors to the Corporation's needs.

     - Any relevant material recommendations from the independent auditors and management's response, including follow-up actions, to the assessments provided by both the internal and independent auditors.

     - Significant accounting and reporting principles, practices, procedures and controls applied by the Corporation in preparing its financial statements.

     - The Corporation's policies and procedures regarding business ethics and compliance with the Corporation's policies and procedures.

     - Any significant risks or exposures, including those relating to litigation and other legal and regulatory matters that may have a material impact on the financial statements, and the steps management has taken to address them.

     - The Corporation's corporate business plan, the related budget and the Corporation's performance with respect to the corporate business plan and budget.

     - The results of examinations performed by regulatory authorities and management's response.

     - Management's recommendation with respect to the appointment of independent auditors.

     - The Corporation's tax policies and any pending audits or assessments.

  INTERNAL AUDIT

     - Supervise, and cooperate and coordinate with, the internal audit department in the performance of the department's duties, and assess the effectiveness of the internal audit function. The Committee shall review and concur with any appointment of the senior internal audit executive. The Committee shall review, and may request reports from the internal audit department concerning, the internal audit department's budget, staffing, qualifications and audit plan, as well as the scope of all internal audits.

     - Meet periodically with internal audit, or review reports as the Committee may request, to review relevant material recommendations of the independent auditors, any significant risks and exposures, the internal audit department's risk assessment procedures, the adequacy of internal accounting controls, and compliance with the Corporation's policies and procedures and financial controls.

  INDEPENDENT AUDITORS

     - Recommend to the Board the selection, retention or termination of the Corporation's independent auditors. The Committee shall review the performance of the independent auditors and recommend to the Board any actions the Committee deems appropriate to ensure the independence and objectivity of the independent auditors. The Committee shall approve the compensation arrangements for the independent auditors.

     - Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Corporation as contemplated by the applicable NASD Audit Committee requirements and Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

     - Engage in a dialogue with the independent auditors with respect to disclosed relationships or services that may impact the objectivity and independence of the auditors, and recommend that the full Board take appropriate action to oversee the independence of the independent auditors.

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

     - Meet periodically with the independent auditors, or review reports from the independent auditors as the Committee may request, to:

      - Ascertain or confirm that the independent auditors have received all explanations and had access to all information considered necessary to conduct the audit, including a review of any difficulties encountered in the course of auditing.

      - Review the quality and adequacy of internal accounting principles and controls used in financial reporting and procedures, the results of the annual audit of the Corporation's financial statements and any matters the independent auditors consider desirable or necessary under generally accepted auditing standards.

      - Review significant accounting and reporting principles, practices, procedures and controls applied by the Corporation in preparing its financial statements, including significant developments in accounting rules and changes in the Corporation's methods of accounting.

      - Maintain a record of the independent auditors' assessment of the quality of the Corporation's accounting and financial reporting controls, as outlined in SAS 61, as amended by SAS 90, and confirmation that they concur with management's representation concerning audit adjustments.

      - Review the scope and general extent of the annual audit of the Corporation's financial statements including a discussion of the review of risk, including major risk factors, and the system of internal control. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures.

      - Review results of the annual audit of the Corporation's financial statements and the proposed certification of the audited financial statements.

      - Inquire of the independent auditors whether there have been any disagreements with management which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

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


                                      PROXY

                           INSTINET GROUP INCORPORATED
                                 3 TIMES SQUARE
                            NEW YORK, NEW YORK 10036



           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                      FOR OUR ANNUAL MEETING, MAY 14, 2002

         Each stockholder signing this Proxy hereby appoints Paul Merolla and Kenneth Marshall, or either of them, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Instinet Group Incorporated held of record by the signer on March 20, 2002, at the annual meeting of stockholders of Instinet Group Incorporated to be held on May 14, 2002, or any adjournments or postponements thereof, for all matters as described in the Proxy Statement, and, in their discretion, upon any other business which may properly come before said meeting. Each stockholder signing this Proxy acknowledges receipt of the Proxy Statement dated April 17, 2002 and hereby expressly revokes any and all proxies theretofore given or executed by the undersigned with respect to the shares of common stock represented by this Proxy and by filing this Proxy with the Secretary of Instinet Group Incorporated gives notice of such revocation.

         THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION TO THE BOARD OF DIRECTORS OF ALL THREE NOMINEES LISTED IN PROPOSAL ONE ON THE REVERSE SIDE HEREOF AND FOR PROPOSAL TWO, TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPER LLP AS INDEPENDENT AUDITORS FOR THE 2002 FISCAL YEAR. WITH RESPECT TO ANY OTHER MATTERS OF BUSINESS THAT PROPERLY COME BEFORE THE MEETING, THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS THE NAMED PROXIES SHALL DECIDE.

                                  (Continued and to be signed on the other side)


                              FOLD AND DETACH HERE

                           INSTINET GROUP INCORPORATED

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 14, 2002

                                    9:00 A.M.

                           INSTINET GROUP INCORPORATED
                                 3 TIMES SQUARE
                               NEW YORK, NY 10036

[LOGO OF INSTINET GROUP INCORPORATED]

3 Times Square
New York, NY 10036


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
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1 AND FOR PROPOSAL 2.

Please mark your [X] votes as in this example.

PROPOSAL 1 - Election of Directors     PROPOSAL 2 - Ratify the appointment of
The nominees are:                      PricewaterhouseCoopers LLP as Instinet
     David J. Grigson                  Group Incorporated's independent auditors
     Mark D. Nienstedt                 for the 2002 fiscal year.
     Ian Strachan

                      WITHHOLD
             FOR      FOR ALL                   FOR     AGAINST  ABSTAIN
             [  ]      [  ]                     [  ]      [  ]    [  ]

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

WITHHOLD VOTE FOR: (Write the name(s) of such nominee(s) in the space provided below.)

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Signature____________________ Signature: _____________________ Date: ___________
Note: Please sign name exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, corporate officer or partner, please give full title as such.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxy holders cannot vote your shares unless you sign and return this card.

                                -----------------
                                SEE REVERSE SIDE
                                -----------------
                              FOLD AND DETACH HERE


                           INSTINET GROUP INCORPORATED

YOUR VOTE IS IMPORTANT TO US. PLEASE COMPLETE, SIGN AND DATE THE ABOVE PROXY CARD AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.







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